Consent of Independent Accountants


We consent to the incorporation by reference in the registration statement of MicroFrame, Inc. on Form S-3 of our report dated June 21, 1996, on our audit of the consolidated financial statements as of March 31, 1996 and for the year ended March 31, 1996. We also consent to the reference to our firm under the caption "Experts."



/s/ Coopers and Lybrand L.L.P.

New York, New York
July 30, 1996